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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF POWERWAVE TECHNOLOGIES, INC.

Milcom International, Incorporated

Powerwave Services, Inc.

Powerwave Europe, Inc.

Powerwave France, Inc.

Milcom International, Ltd.

Powerwave de Mexico S.A. de C.V.

Powerwave do Brasil Ltda.